UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 14, 2008

Caneum, Inc.
(Exact Name of Registrant as Specified in Charter)

NEVADA	000-30874	33-0916900
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3101 W. Coast Highway, Suite 400, Newport Beach, CA	92663-4035
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (949) 273-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒ Written communications pursuant to Rule 425 under the Securities Act

❒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

❒ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

❒ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01       Amendment to a Material Definitive Agreement

On February 12, 2007, Caneum, Inc. (the “Company”) entered into a Business Financing Agreement (the “Original Credit Agreement”) with Bridge Bank, National Association (the “Lender”) that provided for a $1,500,000 revolving line of credit (the “Line of Credit”).  On August 17, 2007, the Credit Agreement was modified by the Company and the Lender and the Line of Credit was increased to $2,000,000.  The original termination date of the Credit Agreement was January 24, 2008, which date was extended by the Lender through April 9, 2008, at which time it was renewed for one year.

On October 14, 2008, the Board approved an Amended and Restated Business Financing Agreement dated October 14, 2008, with the Lender (the “Amended Credit Agreement”) which will provide for an accounts receivable line of credit rather than a revolving line of credit.  From and after October 14, 2008, the Original Credit Agreement was amended and restated in its entirety in accordance with the terms and provisions of the Amended Credit Agreement and any amounts outstanding prior to the restatement of the Original Credit Agreement are to be governed by the Amended Credit Agreement.  As of October 14, 2008, the principal balance of $879,143, plus unpaid interest of $6,023.98, was outstanding under the Original Credit Agreement.  Under the new agreement, the Company will pay a processing fee at the time each advance is made on a receivable funded and in addition, the Company will pay an annual facility fee, but received a six month credit from the prior agreement with the remaining balance due to the Lender no later than March 31, 2009.  Advances made under the Amended Credit Agreement will bear interest at the greater of the prime rate as published by the Wall Street Journal or an agreed percentage rate.  The credit limit on the Amended Credit Agreement is $1,200,000 and the amount of each advance shall be 80% of the receivable, subject to adjustment by the Lender in the rate of advances.  Either party may terminate the Amended Credit Agreement at any time.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures required by this Item 2.03 are set forth under Item 1.01 and are incorporated into this Item 2.03 by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Caneum, Inc.

Date: October 14, 2008	By:	/s/ Suki Mudan
Suki Mudan, President